SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                     ---------------------------------------

                                   FORM 8-K/A


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                         Date of Report: March 23, 2000
                                         --------------

                         MARKETING SERVICES GROUP, INC.
                         ------------------------------
               (Exact name of Registrant as specified in charter)


         Nevada                     0-16730               88-0085608
         ------                     -------               ----------
     (State or other              (Commission          (I.R.S. Employer
     jurisdiction of               File No.)          Identification No.)
     incorporation)



                               333 Seventh Avenue
                            New York, New York 10001
                            ------------------------
                    (Address of Principal Executive Offices)


                                  917/339-7100
                                  ------------
              (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets
--------------------------------------------

On March 22, 2000, Marketing Services Group, Inc (the "Company") closed on an agreement to acquire all of the outstanding capital stock of Grizzard Advertising, Inc. ("Grizzard"). Grizzard and its wholly owned subsidiary operate a vertically integrated network of marketing communications companies. Pursuant to an Agreement and Plan of Merger dated July 8, 1999, as amended, we acquired, by merger, all of the capital stock of Grizzard from its current stockholders (the "Sellers"). In consideration of the purchase, the Sellers received an aggregate sum of $100,000,000 including $50,000,000 cash (subject to certian adjustments and holdback provisions) and an aggregate of 2,545,799 shares of Common Stock of MSGI, par value $.01, valued at $19.64 per share.

A portion of the purchase price was financed by Paribas, part of the BNP Paribas Group, through a $58 million senior secured credit facility. The facility is comprised of a $13 million revolving line of credit, $40 million term loan and $5 million LC commitment. The credit facility expires March 31, 2005, and bears interest at prime rate or LIBOR plus an applicable margin raging from 1.5% to 2.5% for prime and 2.5% to 3.5% for LIBOR based on certain leverage ratios. The loans are guaranteed by the Company's non Internet subsidiaries. The revolving line of credit is limited to the lesser of the maximum availability of $13 million or a percentage of eligible receivables. The facility is subject to certain financial and other covenants.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

(a)  Financial statements of business acquired *

(b)  Pro forma financial information *

(c)  The following documents are filed herewith as exhibits to this Form 8-K:

     2.1 Agreement and Plan of Merger dated as of July 8, 1999, by and among the Registrant, a wholly-owned subsidiary of the Registrant and Grizzard Advertising, Inc. **

     20.1 Press release of the Registrant dated July 14, 1999 **

     20.2 Press release of the Registrant dated March 23, 2000


*  Filed herewith

** Incorporated by reference from the Registrant's Current Report on Form 8-K dated July 8, 1999.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MARKETING SERVICES GROUP, INC.

Date: June 5, 2000                        By: /s/ Cindy H. Hill
      ------------                            --------------------------
                                          Title: Chief Accounting Officer

                        Grizzard Advertising Incorporated

               Financial Statements as of and for the Years Ended
                           December 31, 1999 and 1998
                        and Independent Auditors' Reports

Grizzard Advertising Incorporated

INDEX TO FINANCIAL STATEMENTS
________________________________________________________________________________


                                                                          Page

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS:

  Balance Sheets                                                           2

  Statements of Income                                                     3

  Statements of Stockholders' Equity                                       4

  Statements of Cash Flows                                                5-6

  Notes to Financial Statements                                            7

INDEPENDENT AUDITORS' REPORT


Board of Directors
Grizzard Advertising Incorporated

We have audited the accompanying balance sheets of Grizzard Advertising Incorporated ("Grizzard") as of December 31, 1999 and 1998 and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Grizzard's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Grizzard at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



March 27, 2000

GRIZZARD ADVERTISING INCORPORATED

BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
(In thousands, except share amounts)
________________________________________________________________________________

                                                          1999      1998
ASSETS                                                    ----      ----

CURRENT ASSETS:
  Cash                                                  $     -    $    -
  Accounts receivable, less allowance for
   doubtful accounts of $459 in 1999 and
   $717 in 1998                                          30,875    23,293
  Inventory                                               5,816     4,423
  Prepaid postage                                         1,796     2,502
  Deferred income taxes                                     770       834
  Other                                                   1,757       532
                                                          -----     -----
        Total current assets                             41,014    31,584
                                                         ------    ------
OTHER ASSETS:
  Cash value of life insurance, net of loans of
    $53 in 1999 and $189 in 1998                            108       226
  Notes receivable - affiliate                               50        50
  Other                                                     107         8
                                                            ---       ---
        Total other assets                                  265       284
                                                            ---       ---
PROPERTY AND EQUIPMENT:
  Land                                                      842       842
  Buildings and leasehold improvements                   10,474     9,787
  Furniture and equipment                                23,855    20,980
                                                         ------    ------
                                                         35,171    31,609
  Less accumulated depreciation                          19,496    18,509
                                                         ------    ------
                                                         15,675    13,100

INTANGIBLE ASSETS, net of accumulated amortization
  of $561 in 1999 and $137 in 1998                        7,080       860
                                                          -----     -----

        TOTAL ASSETS                                    $64,034   $45,828
                                                        =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable, includes cash overdraft of
    $1,213 in 1999 and $2,726 in 1998                    $8,198    $7,185
  Advances from affiliate                                     -     1,754
  Advances on line of credit                             14,940     5,826
  Customer deposits                                       1,643     1,949
  Accrued expenses                                        2,268     2,141
  Current maturities of long-term debt                    2,932     1,264
  Current maturities of long-term debt - employee           278       278
  Income taxes payable                                    1,438     2,042
  Dividends payable                                           -       342
                                                         ------    ------
      Total current liabilities                          31,697    22,781
                                                         ------    ------

LONG-TERM LIABILITIES:
  Long-term debt, less current maturities                 7,932     3,368
  Long-term debt - employee, less current maturities          -       277
  Deferred income taxes                                   2,358       569
                                                          -----     -----
      Total long-term liabilities                        10,290     4,214
                                                         ------     -----

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY:
  Common stock, par value $1 per share; authorized
    1,000,000 shares; issued 192,701 and 189,416
    shares for 1999 and 1998                                193       189
  Additional paid-in capital                              6,139     4,580
  Retained earnings                                      20,632    18,351
                                                         ------    ------
                                                         26,964    23,120
  Less:
    Treasury stock at cost, 57,345 and 51,248
      shares for 1999 and 1998                            4,736     4,056
    Notes receivable - stockholders                         181       231
                                                          -----     -----

      Stockholders' equity - net                         22,047    18,833
                                                         ------    ------
                                                       $ 64,034  $ 45,828
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       ========  ========

See notes to financial statements.

GRIZZARD ADVERTISING INCORPORATED

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1999 AND 1998
(In thousands)
________________________________________________________________________________

                                                         1999          1998
                                                         ----          ----

NET SALES                                              $ 80,095      $ 65,198
COST OF SALES                                            45,056        36,171
                                                        -------        ------
      Gross profit                                       35,039        29,027

SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES                                               29,031        21,564
                                                         ------        ------
      Operating income                                    6,008         7,463

OTHER INCOME (EXPENSE):
  Interest expense                                       (1,315)         (709)
  Interest income                                           111            97
  Other - net                                               (12)          172
                                                           -----         -----
    Other expense - net                                  (1,216)         (440)
                                                         -------        ------

INCOME BEFORE INCOME TAXES                                4,792         7,023

INCOME TAXES                                              2,511         2,628
                                                          -----         -----
NET INCOME                                              $ 2,281       $ 4,395
                                                        =======       =======

See notes to financial statements.


GRIZZARD ADVERTISING INCORPORATED

STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999 AND 1998
(In thousands, except share and per share amounts)
________________________________________________________________________________


                                                   Additional                             Notes
                                         Common     Paid-In     Retained    Treasury    Receivable -
                                         Stock      Capital     Earnings     Stock      Stockholders     Total
                                         -----      -------     --------     -----      ------------     -----
BALANCE - January 1, 1998                $ 175     $ 3,267      $ 14,298   $ (2,713)       $(375)       $14,652

  Net income                                                       4,395                                  4,395
  Issuance of 12,330 shares of
    common stock                            12       1,315                                   (19)         1,308
  Purchase of 12,297 shares of
    treasury stock                                                           (1,343)                     (1,343)
  Dividends declared ($2.50 per share)                             (342)                                   (342)
  Notes repayments - stockholders                                                            163            163
  Other                                      2         (2)
                                         -----      -----          -----      -----        -----          -----
BALANCE - December 31, 1998                189      4,580         18,351     (4,056)        (231)        18,833

  Net income                                                       2,281                                  2,281
  Issuance of 3,285 shares of
    common stock                             3      1,560                                    (19)         1,544
  Purchase of 57,345 shares of treasury
    stock                                                                      (680)                       (680)
  Notes repayments - stockholders                                                             69             69
  Other                                      1         (1)
                                         -----      -----          -----      -----        -----          -----
BALANCE - December 31, 1999              $ 193     $6,139        $20,632    $(4,736)       $(181)       $22,047
                                         =====     ======        =======     ======        =====        =======


See notes to financial statements.

GRIZZARD ADVERTISING INCORPORATED

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998
(In thousands)
_______________________________________________________________________________

                                                               1999       1998
                                                               ----       ----

OPERATING ACTIVITIES:
  Net income                                                 $ 2,281   $ 4,395
  Adjustments  to  reconcile  net income to net cash
   provided by operating activities:
    Depreciation                                               2,865      2,298
    Amortization                                                 724        137
    Provision for doubtful accounts receivable                    81        190
    Deferred income taxes                                      1,853       (148)
    Noncash compensation expense                               1,598          -
    Gain on sale of equipment                                    (32)       (62)
    Changes in assets and liabilities, net
     of business acquired:
      Accounts receivable                                     (7,324)      (334)
      Inventory                                               (1,393)    (2,012)
      Prepaid postage                                            706     (1,219)
      Other assets                                              (783)       346
      Accounts payable                                         2,526     (1,851)
      Customer deposits                                         (306)      (720)
      Accrued expenses                                           127         33
      Income taxes payable                                      (604)        23
                                                               -----      -----
          Net cash provided by operating activities            2,319      1,076
                                                               -----      -----
INVESTING ACTIVITIES:
  Purchase of property and equipment                          (6,258)    (2,942)
  Capitalized expenditures for software development           (4,975)      (339)
  Payment for Colecorp, Inc. acquisition,
   net of cash received                                       (2,192)         -
  Proceeds from sale of property and equipment                   205         63
  Collections on notes receivable - stockholders - net            50        163
                                                               -----      -----
          Net cash used in investing activities              (13,170)    (3,055)
                                                             -------     ------

FINANCING ACTIVITIES:
  Repayments to affiliate                                     (1,754)    (2,500)
  Cash overdraft                                              (1,513)     2,726
  Net borrowings on line of credit                             9,114      2,495
  Net borrowings (repayments) on long-term debt
   and capital lease obligations                               5,955     (1,835)
  Proceeds from sale of common stock                              71      1,308
  Purchases of treasury stock                                   (680)    (1,343)
  Dividends paid                                                (342)      (136)
                                                               -----      -----
        Net cash provided by financing activities             10,851        715
                                                              ------     ------
NET DECREASE IN CASH                                               -     (1,264)

CASH:
  Beginning of year                                                -      1,264
                                                                ----      -----
  End of year                                                    $ 0        $ 0
                                                                ====       ====

See notes to financial statements.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                               1999       1998
                                                               ----       ----
Cash paid during the year for:
    Interest                                                 $ 1,334      $ 808
                                                             =======      =====

    Income taxes                                               $ 988    $ 2,746
                                                               ======   =======


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

A mortgage note of $1,975,000 was incurred when the Company constructed a building addition, in 1998.

Dividends of $342,000 were declared in 1998 and paid in 1999.

Notes received during the year ended December 31, 1999 and 1998 from officers and employees for stock purchases was $19,000 in both years.


See notes to financial statements.

GRIZZARD ADVERTISING INCORPORATED

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
_______________________________________________________________________________


1.  MERGER

    On March 22, 2000, Grizzard Advertising Incorporated ("Grizzard") completed the sale of all of its outstanding capital stock for $119.7 million to Marketing Services Group, Inc. ("MSGI") pursuant to an Agreement and Plan of Merger dated as of July 8, 1999. The purchase price was paid $69.7 million in cash and the remainder in shares of MSGI common stock.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization - Grizzard Advertising Incorporated ("Grizzard") is primarily engaged in direct mail advertising and related support operations using the trade names Grizzard; TABS Direct; and Grizzard List Services. For the years ended December 31, 1999 and 1998, approximately 61% and 55% of the revenues, respectively, were from nonprofit organizations.

    Inventory - Inventory is stated at the lower of cost (first-in, first-out method) or market.

    Property and Equipment - Property and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets ranging from three to twenty years.

    Intangible Assets - The development costs of new software applications, which will be utilized in customer service, are capitalized, and once completed are amortized over three years.

    Revenues - Revenue recognition occurs at the point at which a complete job is delivered for mailing on behalf of the customer.

    Impairment of Long-Lived Assets - Grizzard evaluates its long-lived assets and certain identifiable intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and any impairment losses are reported in the period in which the recognition criteria are first applied based on the fair value of the assets. No impairment losses were reported for the years ended December 31, 1999 and 1998.

    Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes, based on enacted tax rates expected to be effective for the periods in which the differences will reverse.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Concentration of Credit Risk - A significant portion of Grizzard's revenues is derived from nonprofit organizations located throughout the country. Although the individual offices are affiliated with the national offices of these organizations, the individual offices separately authorize their direct mail advertising. Generally, no collateral or other security is required to support customer receivables. To reduce credit risk, a customer's credit history is reviewed before extending credit. In addition, an allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Management does not believe significant credit risk exists at December 31, 1999.

    Recent Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires Grizzard to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective in 2001 for Grizzard. Grizzard has not finished evaluating the impact of adoption of SFAS No. 133 and is therefore unable to disclose the effect, if any, that adoption of SFAS No. 133 will have on its financial statements.

3.  ACQUISITION AND INTANGIBLE ASSETS

    On February 10, 1999, Grizzard acquired 100% of the issued and outstanding capital stock of Colecorp, Inc. pursuant to a Stock Purchase Agreement. The purchase price was $2,275,000 plus an amount equal to a multiple of the earnings before income taxes, depreciation, and amortization of Colecorp, Inc., as defined, to be paid annually 60 days after the end of each of the four years beginning January 1, 1999 and ending December 31, 2002. In the event of a change of control of Grizzard prior to December 31, 1999, the Additional Payment may be elected to be received in a lump sum payment. The purchase price has been allocated to the identifiable assets and liabilities based on fair values at the acquisition date. The excess of the purchase price over the value of identifiable net assets in the amount of $1.6 million has been classified as goodwill. Goodwill is amortized on a straight-line basis over 15 years. Grizzard evaluates the amortization period and the carrying value of intangibles, including goodwill, on a periodic basis, including evaluating the performance of the underlying business which gave rise to such amount to determine whether impairment exists. In performing the review of recoverability, Grizzard estimates future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount, impairment is recognized based on the difference between the estimated fair value and the carrying value. Management believes that no impairment existed at December 31, 1999.

    Intangible assets also include costs related to the development and implementation of software obtained for internal use.

4.  INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Components of the net deferred income tax asset at December 31, 1999 and 1998 are as follows (in thousands):

                                                 1999        1998
                                                 ----        ----

    Deferred Income Tax Assets:
      Allowance for bad debts                    $176        $265
      Uniform capitalization                      405         296
      Commission accrual                            -         191
      Accrued vacation                             49          37
      Other                                       140          68
                                                  ---         ---
                                                  770         857
                                                  ---         ---
    Deferred Income Tax Liabilities:
      Capitalized software                      2,046         255
      Property, plant and equipment               284         305
      Prepaid expenses                             28          24
      Other                                         -           8
                                                  ---         ---
                                                2,358         592
                                              -------       -----
       Net deferred tax asset (liability)     $(1,588)      $ 265
                                              =======       =====

    No valuation reserve has been recorded for deferred tax assets.

    The provision for income taxes for the years ended December 31, 1999 and 1998 consists of the following (in thousands):



                                                 1999         1998
                                                 ----         ----
    Current provision:
      Federal                                    $590        $2,446
      State                                        68           330
                                                 ----        ------
                                                  658         2,776
                                                 ----        ------

    Deferred provision:
      Federal                                  $1,633        $(135)
      State                                       220          (13)
                                                 ----        ------
                                                1,853         (148)
                                                -----         -----
      Total                                    $2,511        $2,628
                                               ======        ======


    The  provision  for income  taxes for the years ended  December 31, 1999 and
    1998  is  reconciled  with  the  Federal   statutory  rate  as  follows  (in
    thousands):

                                                   1999        1998
                                                   ----       ----

      Income tax at Federal statutory rate       $1,629      $2,388
      State income taxes, net of Federal
       income tax benefit                           190         209
      Nondeductible compensation expense            543           -
      Nondeductible meals and entertainment          47          37
      Other                                         102          (6)
                                                 ------      ------
        Total provision                          $2,511      $2,628




5.  INVENTORY

    Inventory consists of the following at December 31, 1999 and 1998 (in thousands):

                                                  1999        1998
                                                  ----        ----

    Raw materials and supplies                    $401        $774
    Work in-process                              5,415       3,649
                                                 -----       -----
      Total                                     $5,816      $4,423
                                                ======      ======



    Work in-process includes job related costs which have not yet been billed to the customer.

6.  DEBT

    Long-term debt at December 31, 1999 and 1998 consists of the following (in thousands):


                                                               1999       1998
                                                               ----       ----

Notes payable,  bank, due in monthly installments
 totaling $27,778 plus interest at prime
 (8.50% at December 31, 1999) through Januar                   $1,000         -

Notes payable,  bank, due in monthly installments
 totaling $36,250 plus interest at prime
 (8.50% at December 31, 1999) through January                   1,776         -

Notes payable,  IBM, due in monthly  installments
 totaling $127,946,  including interest at rates ranging
 from 6.5% to 8.5% through January 2003                         3,864         -

Notes payable,  bank, due in monthly installments
 totaling $40,000 plus interest at rates ranging from
 7.3% to 8.5% through December 1999                                 -     $ 510

Mortgage notes payable, bank, due in monthly
 installments totaling $25,000 plus interest through
 March 2003, interest at 8.65%                                  1,375     1,675

Mortgage note payable, bank, due in annual installments
 of $19,000 plus interest through October 2003,
 interest at 8%                                                 1,894     1,964

Note payable,  former  shareholder,  due in annual
 installments of $20,000 plus interest at prime
 (8.50% and 7.75% at December 31, 1999 and 1998, respectively)
  through April 1999                                                -        20

Notes payable, employee, due in annual installments of $278,000 plus interest at prime (8.50% and 7.75% at December 31, 1999
  and 1998, respectively) through January 2000                    278       555

Note payable, former shareholder, due in quarterly installments
  of $33,000, including interest through April 2000                69       194

Capitalized leases                                                849       239

Other                                                              37        30
                                                                  ---       ---
                                                               11,142     5,187
Less current maturities                                         3,210     1,542
                                                               ------     -----
  Long-term portion                                            $7,932    $3,645
                                                               ======    ======



Additionally, Grizzard had advances on a bank line of credit of $14,940,000 and $5,826,000 at December 31, 1999 and 1998, respectively. Additional borrowing capacity under this $15,500,000 line was $560,000 at December 31, 1999, as determined by a formula based on the level of inventory and receivables. The line of credit bears interest at rates approximating prime (8.5% and 7.75% at December 31, 1999 and 1998, respectively) and expires in 2000.

    Future debt maturities are as follows (in thousands):

    Year Ending
    December 31,

    2000                                $ 3,210
    2001                                  2,859
    2002                                  2,197
    2003                                  2,360
    2004                                    276
    2005 and Thereafter                     240
                                          -----
                                       $ 11,142
                                       ========

    All bank debt is collateralized by accounts receivable, inventories, equipment, real estate, and the personal guarantees of certain shareholders. In addition, it is subject to a loan agreement which requires a financial statement audit within a specified time after year-end, maintenance of a specified minimum amount of net worth, compliance with certain financial ratios, and imposes restrictions on additional debt, investments, disposal of assets, and guarantees of debt of others.

    Grizzard has issued a guarantee in the amount of $100,000 for certain bank indebtedness of CZG.

7.  OBLIGATIONS UNDER CAPITAL LEASES

    Grizzard is leasing certain computer and production equipment under capitalized leases. Amortization of the cost of this equipment is included with depreciation expense. The cost of this equipment and related accumulated depreciation, included in property and equipment, are as follows at December 31, 1999 and 1998 (in thousands):


                                                  1999          1998
                                                  ----          ----

    Equipment at cost                             $940          $885
    Less accumulated depreciation                   71           681
                                                    --           ---
                                                  $869          $204
                                                  ====          ====

    Future minimum lease payments required by the capital leases and the net future minimum lease payments are as follows (in thousands):

    Year Ending
    December 31,

    2000                                     $ 280
    2001                                       273
    2002                                       199
    2003                                        90
    2004 and thereafter                         53
                                             -----
                                               895
    Less amount representing interest           40
                                             -----
    Net future minimun lease payments        $ 855
                                             =====

8.  RETIREMENT PLAN

    Grizzard has a 401(k) profit-sharing plan ("the Plan") which is qualified under the Internal Revenue Code. All employees are eligible to participate upon satisfaction of the age and service requirements defined in the Plan. Participants may defer up to 15% of their annual compensation as contributions to the Plan. Grizzard provides a matching contribution equal to 50% of each participant's contribution up to $1,500. In addition the Plan provides for a discretionary profit-sharing contribution which is determined annually by the Board of Directors. Matching contributions totaled $329,000 and $326,000 for the years ended December 31, 1999 and 1998, respectively.

9.  STOCKHOLDERS' EQUITY

    Grizzard has a policy of allowing officers and employees of Grizzard to purchase shares of Grizzard stock, at book value. Prior to January 1, 1998, the purchases were financed by paying 20% of the total cost of the shares in cash and executing a note to Grizzard for the remainder. The remainder is then paid in four equal annual installments plus accrued interest. These notes receivable accrue interest at a floating prime interest rate. As of December 31, 1999 and 1998, the total amount of notes receivable was $181,000 and $231,000, respectively. These notes have been recorded as contra-equity on the balance sheets. Interest income received on the notes was $12,000 and $67,000 for the years ended December 31, 1999 and 1998, respectively. Effective January 1, 1998, officers and employees were allowed to obtain outside financing for their stock purchase amounts.

    In 1998, Grizzard signed a separation agreement with a former employee. In that agreement Grizzard agreed to repurchase 5,512 shares of Grizzard stock from the former employee at approximately book value. As of December 31, 1999, this repurchase of shares has been completed.

10. OPERATING LEASES

    Grizzard leases office space and equipment under operating leases with varying maturity dates. Aggregate rental expense under these and other month-to-month leases for the years ended December 31, 1999 and 1998 was $1,884,000 and $914,000, respectively.

    The minimum commitments under the above described leases are as follows (in thousands):

     Year Ending
    December 31,

    2000                                $ 2,456
    2001                                  2,236
    2002                                  1,771
    2003                                  1,097
    2004                                  1,092
    Thereafter                            1,361
                                          -----
                                       $ 10,013
                                       ========


11. RELATED PARTIES

    Grizzard is affiliated with the following entities through common ownership. Those entities and their related transactions are as follows:

    1480 Colorado Boulevard - Grizzard rented its office space in Los Angeles from this entity, and paid $124,000 in rent expense in 1998. In 1998, this property was sold to a nonrelated entity.

    CZG - Grizzard purchased various marketing services from this entity, which specializes in systems to encourage donors to commit larger gifts of cash, other assets, and estate bequests to charity. These purchases amounted to $94,000 and $211,000 during 1999 and 1998, respectively. Grizzard also recorded sales of $160,000 and $167,000 of printing and lettershop services to this entity in 1999 and 1998, respectively.

    CFM Direct - Grizzard paid $162,000 and $123,000 in 1999 and 1998, respectively, in interest to this entity on monies advanced to it by CFM Direct, a direct marketing agency which specializes in the financial services industry. At December 31, 1999 and 1998 Grizzard owed $0 and $1,754,000, respectively, to CFM Direct, which is classified as advances from affiliate in the accompanying balance sheets. These amounts were due on demand and earned interest at a rate between the prime rate and the overnight funds rate. The rate on these advances during 1999 was 6.0%.

    CFR, Inc. - Grizzard paid commissions and consulting service fees in 1999 and 1998 amounting to $128,000 and $362,000, respectively, to CFR, Inc., a sales and marketing agency.

    Dynamic Marketing Services, Inc. - Grizzard paid $272,000 and $1,357,000 in 1999 and 1998, respectively, to this entity for software services rendered. In 1999, this entity was sold to nonrelated parties.

    Grizzard Benefit Trust - Grizzard made employer contributions related to health insurance benefits of $1,179,000 and $1,049,000 to this entity in 1999 and 1998, respectively.

12. COMMITMENTS AND CONTINGENCIES

    Grizzard has guaranteed employee and officer notes receivable with a bank related to Grizzard stock purchases. Notes receivable outstanding with the bank at December 31, 1999 total $968,000.

    In 1997, Grizzard was notified by the California State Board of Equalization that it planned to perform a sales tax audit for the years 1994 through 1996. This audit has not yet been performed, and management cannot currently predict the outcome.

    In 1998, the State of Georgia performed a sales tax audit for the years 1995 through 1998. The audit resulted in an additional tax assessment of $199,000, penalties of $53,000, and interest of $46,000. These amounts have not been paid, as Grizzard is appealing the audit findings with the Georgia Sales and Use Tax Division. Management cannot currently predict the outcome of this appeal.

                               UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS
                                 (In thousands)

The accompanying unaudited combined pro forma statements of operations give effect to the consummation of the merger with Grizzard (the "Merger"), the completed acquisitions of CMG Direct Corporation ("CMG Direct") and Stevens-Knox & Associates and Affiliates ("SKA"), (collectively the "Acquisitions") and the conversion of redeemable convertible preferred stock as if the transactions occurred as of July 1, 1998. The accompanying unaudited pro forma combined balance sheet gives effect to the consummation of the Merger and the sale of convertible preferred stock as if the transactions occurred on December 31, 1999.

     The Merger will be accounted for using the purchase method of accounting. The fair values of the assets and liabilities of Grizzard to be acquired are assumed to be their historical amounts. Accordingly, the purchase price and estimated acquisition costs in excess of the net assets acquired have preliminarily been allocated to goodwill. Goodwill is being amortized in the pro forma financial statements on a straight-line basis over periods deemed appropriate by MSGI's management based on its judgment of the current facts and circumstances of the business acquired. The purchase price allocation and the amortization period for goodwill may be adjusted upon calculation of the valuation of assets acquired and liabilities assumed. The effect of any such adjustments could be significant.

     The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and the historical financial statements of MSGI, Grizzard, CMG Direct, and SKA and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which have been previously filed. The unaudited pro forma combined financial statements do not purport to present the results of operations of MSGI had the transactions assumed herein occurred as of July 1, 1998, nor are they necessarily indicative of the results of operations which may be achieved in the future.



                         Marketing Services Group, Inc.
                        Pro Forma Combined Balance Sheet
                             As of December 31, 1999
                                   (Unaudited)
                                 (In thousands)


                                                               Grizzard
                                                MSGI        Advertising Inc.                         Pro Forma
                                                (A)         (Historical) (B)      Adjustments         Combined
                                             -----------   -----------------      -----------       -----------
ASSETS
Current assets:
  Cash and cash equivalents                   $ 5,861          $     -             $ 1,160 (C)         $ 7,021
  Accounts receivable, net                     30,240           30,875                                  61,115
  Inventory                                         -            5,816                                   5,816
  Note receivable                                 174                -                                     174
  Other current assets                            890            4,323                                   5,213
                                              -------          -------                                 -------
      Total current assets                     37,165           41,014                                  79,339

Investment, at cost, net                       34,355                -                                  34,355
Property and equipment at cost, net             2,568           15,675                                  18,243
Intangible assets at cost, net                 62,328            7,080              81,793 (D)         151,201
Note receivable                                   652                -                                     652
Other assets                                    1,048              265                (500)(E)             813
                                               ------            -----                                  ------
      Total assets                          $ 138,116          $64,034                               $ 285,603
                                            =========          =======                               =========

LIABILITIES AND
     STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings                       $ 1,067          $14,940             $(7,940)(F)         $ 8,067
  Trade accounts payable                       24,057            8,198                                  32,255
  Accrued expenses and other
   current liabilities                          4,561            3,911               2,040 (G)          10,512
  Current portion of long-term debt             5,310            4,648                (648)(H)           9,310
                                                -----            -----                                   -----
      Total current liabilities                34,995           31,697                                  60,144

Long-term obligations                             951            7,932              28,045 (I)          36,928
Other liabilities                                  25            2,358                                   2,383
                                                -----            -----                                   -----
   Total liabilities                           35,971           41,987                                  99,455
                                               ------           ------                                  ------

Stockholders' Equity:
  Preferred stock                                   -                -              29,500 (J)          29,500
  Common stock                                    274              193                (168)(K)             299
  Additional paid-in capital                  131,251            6,139              47,339 (L)         184,729
  (Accumulated deficit) retained earnings     (27,213)          20,632             (20,632)(M)         (27,213)
  Deferred compensation                          (773)               -                                    (773)
  Less: treasury stock at cost                 (1,394)          (4,736)              4,736 (N)          (1,394)
  Notes receivable- stockholders                    -             (181)                181 (O)               -
                                                -----            -----                                   -----
    Total stockholders' equity                102,145           22,047                                 185,148
                                              -------           ------                                 -------
      Total liabilities and
       stockholder's equity                  $138,116         $ 64,034                               $ 284,603
                                             ========         ========                               =========

See Notes to Pro Forma Combined Balance Sheet.

                         Marketing Services Group, Inc.
                    Notes to Pro Forma Combined Balance Sheet
                             As of December 31, 1999
                                   (Unaudited)
                                 (In thousands)

(A) The MSGI pro forma balance sheet represents MSGI's historical balance sheet as of December 31, 1999.

(B) Grizzard's balance sheet as of December 31, 1999 has been derived from the audited statements included in this Form 8-K/A.

(C)  Cash:
      Additional debt incurred in connection with new financing          47,000
      Proceeds from sale of Convertible Preferred Stock                  29,500
      Refinancing of Grizzard debt                                      (30,520)
      Cash paid to Grizzard shareholders                                (44,820)
                                                                        -------
                                                                        $ 1,160
                                                                        =======
(D)  Intangible assets:
      To record intangible assets associated with the Grizzard transaction as follows:
      Purchase price in cash                                           $ 44,880
      Valuation of stock purchase price                                  48,472
      Liabilities assumed                                                49,987
      Transaction costs                                                   2,541
                                                                      ---------
         Total cost of acquisition                                      145,827
      Less:
      Current assets                                                     41,014
      Property, plant and equipment                                      15,675
      Other assets                                                          265
      Intangible assets                                                   7,080
                                                                          -----
         Excess of cost over net assets                                $ 81,793
                                                                       ========

     MSGI is in the process of determining the fair value of the assets and liabilities acquired.

(E)  Other assets:
      Amounts previously paid associated with the merger
       (legal, accounting, investment banking and
        registration fees)                                               $ (500)
                                                                         ======
(F)  Short term borrowings:
      Elimination of Grizzard line of credit                          $ (14,940)
      Proceeds received on line of credit in connection
       with new financing                                                 7,000
                                                                       --------
                                                                       $ (7,940)
                                                                       ========
(G)  Accrued expenses:
      Accrual of MSGI related costs associated with the merger
      (legal, accounting, investment banking and registration fees).    $ 2,040
                                                                        =======
(H)  Current portion of long-term debt:
      Grizzard debt refinanced                                          $(4,648)
      Current portion of new financing                                    3,000
      Current portion of contingent purchase price                        1,000
                                                                        -------
                                                                         $ (648)
                                                                        =======
(I)  Long-term debt:
      Grizzard debt refinanced                                          $(7,932)
      New financing                                                      37,000
      Contingent purchase price                                           4,000
      Discount on new financing                                          (5,023)
                                                                        -------
                                                                        $28,045
                                                                        =======
(J)  Preferred stock:
      Convertible preferred stock issued, net of acquisition costs     $ 29,500
                                                                       ========

(K)  Common stock:
      MSGI shares issued in connection with the acquisition                $ 25
      Less: elimination of Grizzard historical common stock                (193)
                                                                           ----
         Total common stock                                              $ (168)
                                                                         ======

(L)  Additional paid-in capital:
      MSGI shares issued in connection with the acquisition            $ 48,455
      Warrants issued in connection with financing                        5,023
      Less: elimination of Grizzard historical common stock              (6,139)
                                                                        -------
         Total additional paid-in capital                              $ 47,339
                                                                       ========

(M)  (Accumulated deficit) retained earnings:
      Elimination of Grizzard retained earnings                        $(20,632)
                                                                       ========
(N)  Treasury stock:
      Elimination of Grizzard treasury stock                            $ 4,736
                                                                        =======

(O)  Notes Receivable-stockholders
      Receipt of payment from stockholders                               $  181
                                                                         ======



                         Marketing Services Group, Inc.
                   Pro Forma Combined Statement of Operations
                        For the Year Ended June 30, 1999
                                   (Unaudited)
                      (In thousands, except per share data)




                                                                                                   Grizzard
                                                                                                  Advertising
                                                            CMG                                      Inc.                    Pro
                                                           Direct                   MSGI         (Historical)               forma
                               MSGI (A)      SKA (B)        (C)         Adj.     (Pro forma)          (D)         Adj.     Combined
                               -----------------------------------------------------------------------------------------------------

Revenues                      $82,242       $18,412       $ 9,561                  $110,215         $ 73,036               $183,251
                              -------       -------       -------                  --------         --------               --------

Operating Expenses:
  Salaries and benefits        26,188         1,959         4,463      142 (E)       32,752           30,994   (4,329)(M)    59,417
  Compensation
   expense on option
   and stock grants               444                                  (28)(F)          416            1,598   (1,598)(N)       416
  Direct costs                 52,510        15,403         3,893     (202)(G)       71,604           25,447                 97,051
  Selling, general and
   administrative               6,765           812         2,313     (482)(H)        9,408            6,906                 16,314
  Severance cost                1,125             -             -                     1,125                -                  1,125
  Depreciation and
   amortization                 2,282            35           381    1,902 (I)        4,600            3,040    4,615 (O)    12,255
                               ------         -----         -----                     -----           ------                 ------
    Total operating
     costs and expenses        89,314        18,209        11,050                   119,905           67,985                186,578
                               ------        ------        ------                   -------           ------                -------
Income (loss) from
 operations                    (7,072)          203        (1,489)                   (9,690)           5,051                 (3,327)
Other income (expense)           (516)         (66)            -   (1,050)(J)        (1,632)            (796)  (5,712)(P)    (8,140)
                               ------         -----        ------                    -------           -----                 ------
Income (loss) before
 income taxes                  (7,588)          137        (1,489)                  (11,322)           4,255                (11,467)
Income tax
 (provision) benefit              (57)          (14)           14                       (57)          (1,592)  (1,348)(Q)      (301)
                               ------         -----         -----                    ------           ------                  -----
Net income (loss)            $ (7,645)        $ 123       $(1,475)                 $(11,379)          $2,663               $(11,768)
                             ========         =====       =======                  ========           ======               ========

Net income (loss)
 attributable to
 common stockholders         $(20,181)                                             $(11,379)(K)                            $(11,768)
                             ========                                              ========                                ========

Net loss per common
share-basic and fully
diluted                        $(1.39)                                               $(0.56)                                 $(0.57)
                               ======                                                 ======                                 ======

Weighted average
 common shares
 outstanding                   14,552                               5,942 (L)        20,494                     2,546 (R)    20,496
                               ======                                                ======                                  ======


See Notes to Pro Forma Combined Statement of Operations.

                         Marketing Services Group, Inc.
               Notes to Pro Forma Combined Statement of Operations
                        For the Year Ended June 30, 1999
                                   (Unaudited)
                                 (In thousands)

(A) MSGI's historical statement of operations for the year ended June 30, 1999, derived from a previously filed Form 10K.

(B) SKA's historical statement of operations for the period July 1, 1998 through December 1998, derived from SKA's books and records.

(C) CMG Direct's historical statement of operations for the period July 1, 1998 through May 13, 1999, derived from the books and records of CMG Direct.

(D) Grizzard's statement of operations for the twelve months ended June 30, 1999, derived from unaudited quarterly financial information.

(E)  Salaries and benefits:
      Increase in salary expense pursuant to agreements entered into in
     connection with the CMG Direct acquisition agreement.                $ 142
                                                                          =====
(F)  Compensation expense on option and stock grants:
      Reduction in compensation expense for stock option grants to reflect
       expense for options which would have vested during the year.       $(28)
                                                                          =====
(G)  Direct costs:
      Intercompany allocations which would have not been incurred by CMG Direct
       on a stand alone basis  .                                          $(202)
                                                                           ====
(H)  Selling, general and administrative:
      Intercompany allocations which would have not been
       incurred by CMG Direct on a stand alone basis                      $(392)
      Reduction of legal expense incurred in connection with
       the buy back of common stock from a former shareholder of SKA.       (90)
                                                                          -----
                                                                          $(482)
                                                                          =====
(I)  Depreciation and amortization:
      Increase amortization of intangibles associated with the acquisition of
       CMG Direct over a blended rate of 12 years on
       a straight line basis.                                            $1,750
      Increased amortization of intangibles associated with the
       acquisition of SKA over a blended rate of 22 years on a
       straight line basis.                                                 152
                                                                           ----
                                                                         $1,902
                                                                         ======
(J)  Other income (expense):
      Increase in interest  expense to reflect a full year
       of interest expense on  $10,000  of debt  incurred
       for the  acquisition  of CMG  Direct pursuant to a
       promissory note at a fixed interest rate of 12%.                 $(1,050)
                                                                         =======

(K) Excludes $12,536 of preferred dividends associated with the pro forma conversion of redeemable convertible preferred stock.

                         Marketing Services Group, Inc.
               Notes to Pro Forma Combined Statement of Operations
                   For the Year Ended June 30, 1999 Continued
                                   (Unaudited)
                                 (In thousands)


(L) Weighted average shares outstanding:
      Adjustment to number of shares outstanding to reflect shares
       issued in connection with the CMG Direct acquisition               2,016
      Adjustment to number of shares outstanding to reflect
       pro forma conversion of redeemable convertible preferred stock     3,926
                                                                          -----
                                                                          5,942
                                                                          =====

(M)  Reduction  in  salary  expense  pursuant  to  agreements entered  into  in connection with the signing of the
      Merger agreement                                                  $(4,329)
                                                                        =======

(N)  Reduction in  compensation  expense on option and stock grants pursuant to agreements  entered  into in  connection  with the
      signing  of the  merger agreement                                 $(1,598)
                                                                        =======
(O)  Depreciation and amortization:
      Intangibles associated with the acquisition to be amortized over
       twenty years on a straight line basis                            $ 4,090
      Amortization of deferred financing costs                              525
                                                                         ------
                                                                        $ 4,615
(P)  Other income (expense):
      Adjustment  to  interest  expense  to  reflect  total
       variable  pro forma interest  charged  on new debt
       assuming  $47,000  in  financing  at the interest  rate
       of LIBOR  plus 3.5%  (10.375%).  The  effect  on  pre-tax
       earnings  of 1/8 percent favorable/(unfavorable)  change
       in  the assumed interest rate would be $59                      $ (4,876)
      Amortization of discount on debt incurred in connection
       with Merger.                                                      (1,632)
      Less: Grizzard interest expense on historical debt.                   796
                                                                         ------
                                                                        $(5,712)
                                                                         ======
(Q)   Income Tax:

      Adjustment to tax expense on net taxable income attributable to pro forma  adjustments  and to reflect a consolidated  effective tax rate indicative of the combined company and assuming the utilization of MSGI's net losses to offset Grizzard's net income at at an assumed statutory rate of 35%.  Significant permanent
      differences  arise  due to  non-deductible goodwill              $ (1,348)
                                                                         ======
(R)  Weighted average shares outstanding:
      Shares issued in connection with Merger                             2,546
                                                                          =====



                         Marketing Services Group, Inc.
                   Pro Forma Combined Statement of Operations
                   For the Six Months Ended December 31, 1999
                                   (Unaudited)
                      (In thousands except per share data)



                                                          Grizzard
                                                         Advertising,
                                                             Inc.                             Pro
                                                         (historical)                        Forma
                                          MSGI (A)           (B)          Adjustments       Combined
                                       -------------------------------------------------------------
Revenues                                $ 55,049          $ 46,743                          $101,792
                                        --------          --------                          --------

Operating expenses:
  Salaries and benefits                   16,862            19,843          (2,440) (C)       34,265
  Non-cash compensation                      292                 -                               292
  Direct costs                            36,356            17,480                            53,836
  Selling, general and administrative      5,973             1,450                             7,423
  Depreciation and amortization            2,245             1,920           2,307  (D)        6,472
                                          ------            ------                           -------
   Total operating costs & expenses       61,728            40,693                           102,288
                                          ------            ------                           -------

Income (loss) from operations             (6,679)            6,050                              (496)
Other income (expense)                      (544)             (665)         (2,588) (E)       (3,797)
                                          ------             -----                            ------
Income (loss) before income taxes         (7,223)            5,385                            (4,293)
Income tax (provision) benefit               (62)           (2,154)          1,912  (F)         (304)
                                          ------            ------                             -----
Net income (loss)                        $(7,285)          $ 3,231                            $4,597
                                         =======           =======                            ======

Net loss per common share-basic and      $ (0.30)                                            $ (0.17)
 fully diluted                           ========                                            ========

Weighted average common shares
outstanding                               24,291                             2,546 (G)        26,837
                                          ======                                              ======

See Notes to Pro Forma Combined Statements of Operations

                         Marketing Services Group, Inc.
                   Pro Forma Combined Statement of Operations
                   For the Six Months Ended December 31, 1999
                                   (Unaudited)
                                 (In thousands)

(A) The MSGI statement of operations represents MSGI's historical statement of operations for the six months ended December 31, 1999 and has been derived from a previously filed Form 10Q.

(B) Grizzard's statement of operations for the six months ended December 31, 1999 has been derived from unaudited interim financial information.

(C)  Reduction  in  salary  expense  pursuant  to  agreements entered  into  in connection with the signing of the
     merger agreement                                                  $ (2,440)
                                                                       ========
(D)  Depreciation and amortization:
      Increase in amortization of goodwill associated with
       the acquisition over twenty years on a straight line basis       $ 2,045
      Amortization of deferred financing costs                              262
                                                                         ------
                                                                        $ 2,307
                                                                         ======
(E)  Other income (expense):
      Increase in interest  expense  to  reflect interest
       charged  on new debt assuming  $47,000  in  financing
       at the interest  rate of LIBOR  plus 3.5%  (10.375%).
       The  effect  on  pre-tax earnings  of 1/8 percent
       favorable/(unfavorable)  change in  the assumed interest
       rate would be $29                                                $(2,438)
      Amortization of discount on debt incurred in connection
       with Merger.                                                        (815)
      Less: Grizzard interest expense on historical debt.                   665
                                                                          -----
                                                                        $(2,588)
                                                                          =====

(F)  Income Tax:
      Adjustment to tax expense on net taxable income  attributable to pro forma adjustments and to reflect a consolidated
       effective tax rate indicative of the  combined  company
       and  assuming  the  utilization  of MSGI's NetLosses to
       offset  Grizzard's Net Income at at an assumed  statutory rate of 35%.  Significant  permanent  differences arise due to
       non-deductible goodwill                                          $ 1,912
                                                                        =======

(G)  Weighted average shares outstanding
      Shares issued in connection with Merger                             2,546
                                                                          =====


                         Marketing Services Group, Inc.
                   Pro Forma Combined Statement of Operations
                    For the Nine Months Ended March 31, 2000
                                   (Unaudited)
                      (In thousands except per share data)


                                                          Grizzard
                                                         Advertising,
                                                             Inc.                             Pro
                                                         (historical)                        Forma
                                          MSGI (A)           (B)          Adjustments       Combined
                                       -------------------------------------------------------------
Revenues                                $ 84,037          $ 64,106                         $148,143
                                        --------          --------                         --------

Operating expenses:
  Salaries and benefits                   28,323            29,132          (3,089) (C)      54,366
  Non-cash compensation                    2,998                 -                            2,998
  Direct costs                            53,562            23,220                           76,782
  Selling, general and administrative     11,278             2,921                           14,199
  Depreciation and amortization            3,776             2,957           3,273  (D)      10,006
                                          ------            ------                          -------
    Total operating costs and expenses    99,937            58,230                          158,351
                                          ------            ------                          -------

Income (loss) from operations            (15,900)            5,876                          (10,208)
Other income (expense)                        98            (1,330)         (3,503) (E)      (4,735)
                                          ------            -------                         -------
Income (loss) before income taxes        (15,802)            4,546                          (14,943)
Income tax (provision) benefit              (155)           (1,818)          1,606  (F)        (367)
                                          ------            ------                           ------
Net income (loss)                       $(15,957)          $ 2,728                         $(15,311)
                                        =========          =======                         ========

Net loss per common share-basic and      $ (0.63)                                           $ (0.55)
fully diluted                            =======                                            =======

Weighted average common shares
outstanding                               25,452                             2,490 (G)       27,942
                                          ======                                             ======

See Notes to Pro Forma Combined Statements of Operations

                         Marketing Services Group, Inc.
                   Pro Forma Combined Statement of Operations
                    For the Nine Months Ended March 31, 2000
                                   (Unaudited)
                                 (In thousands)

(A) The MSGI statement of operations represents MSGI's historical statement of operations for the nine months ended March 31, 2000 and has been derived from a previously filed Form 10Q.

(B) Grizzard's statement of operations for the nine months ended March 31, 2000 has been derived from unaudited quarterly financial information.

(C)  Reduction  in  salary  expense  pursuant  to  agreements entered  into  in connection with the signing of the
      merger agreement.                                                $ (3,089)
                                                                       ========
(D)  Depreciation & amortization:
      Adjustment to goodwill associated with the acquisition over
       twenty years on a straight line basis                          $   2,895
      Amortization of deferred financing costs                              378
                                                                      ---------
                                                                       $  3,273
                                                                      =========
(E)  Other income (expense):
      Adjustment  to  interest  expense  to  reflect  total
       variable  pro forma interest  charged  on new debt
       assuming  $47,000  in  financing  at the interest  rate
       of LIBOR  plus 3.5%  (10.375%).  The  effect  on  pre-tax
       earnings  of 1/8 percent favorable/(unfavorable)  change  in
       the assumed interest rate would be $44                          $ (3,657)
      Amortization of discount on debt incurred in connection
       with the Merger.                                                  (1,176)
      Less: Grizzard interest expense on historical debt.                 1,330
                                                                       --------
                                                                       $ (3,503)
                                                                       ========
(F)  Income Tax:
      Adjustment to tax expense on net taxable income
       attributable to pro forma adjustments and to reflect a
       consolidated  effective tax rate indicative of the
       combined  company and  assuming  the  utilization  of
       MSGI's net losses to offset Grizzard's net income at at an assumed  statutory rate of 35%.  Significant permanent
       differences arise due to non-deductible
       goodwill                                                         $ 1,606
                                                                        =======

(G)   Weighted average shares outstanding
       Shares issued in connection with the Merger                        2,490
                                                                          =====